Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form F-1 of Hitek Global Inc (the “Company”) of our report dated July 13, 2018, except for Note 2, Note 12, and Note 17, as to which the date is August 31, 2018 with respect to our audit of the Company’s consolidated financial statements as of December 31, 2017 and 2016 and for the years then ended, which appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

November 20, 2018